Exhibit 4.1

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, as ISSUER,

INGERSOLL-RAND COMPANY LIMITED, as GUARANTOR

AND

WELLS FARGO BANK, N.A., as TRUSTEE

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 3, 2009

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of April 3, 2009, is among INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, a company duly organized and existing under the laws of Bermuda (the “Company”), INGERSOLL-RAND COMPANY LIMITED, a company duly organized and existing under the laws of Bermuda (the “Guarantor”), and WELLS FARGO BANK, N.A., a national banking association, acting as Trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has duly authorized the execution and delivery of an Indenture dated as of August 12, 2008, among the Company, the Guarantor and the Trustee (the “Indenture”), to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (collectively, the “Securities” and each, a “Security”);

WHEREAS, the Guarantor has duly authorized the execution and delivery of the Indenture to provide for Guarantees of the Securities provided for therein, as endorsed on each Security and authenticated and delivered pursuant to the Indenture (collectively, the “Guarantees” and each, a “Guarantee”);

WHEREAS, Section 901 of the Indenture provides, among other things, that the Company, the Guarantor and the Trustee may enter into indentures supplemental to the Indenture for, among other things, the purpose of establishing the form and terms of the Securities of any series, as permitted under Sections 201 and 301 of the Indenture, and the form and terms of the Guarantee, as permitted under Sections 201 and 206 of the Indenture;

WHEREAS, the Company has determined to issue a series of Securities entitled the “9.500% Senior Notes due 2014,” (the “Senior Notes”), with such series guaranteed by the Guarantor pursuant to the Indenture;

WHEREAS, the Company and the Guarantor have each duly authorized the execution and delivery of this Second Supplemental Indenture in order to provide for certain supplements to the Indenture which shall only be applicable to the Senior Notes and the related Guarantee;

WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid agreement of each of the Company and the Guarantor according to its terms have been done and performed;

WHEREAS, all acts and things necessary to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee as provided in the Indenture and this Second Supplemental Indenture, the valid and binding obligations of the Company have been done and performed; and

WHEREAS, all acts and things necessary to make the related Guarantee, when executed by the Guarantor and authenticated and delivered by the Trustee as provided in the Indenture and this Second Supplemental Indenture, the valid and binding obligations of the Guarantor have been done and performed;

NOW, THEREFORE, in consideration of the premises, of the purchase and acceptance of the Senior Notes by the Holders thereof, and of the sum of one dollar duly paid to it by the Trustee at the execution and delivery of these presents, the receipt whereof is hereby acknowledged, each of the Company and the Guarantor covenants and agrees with the Trustee to supplement the Indenture, only for purposes of the Senior Notes and the related Guarantee, as follows:

ARTICLE ONE

DEFINITIONS

Section 101. Definitions. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this Second Supplemental Indenture and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

ARTICLE TWO

TERMS AND CONDITIONS OF THE SENIOR NOTES AND THE RELATED GUARANTEE

Section 201. Designation, Principal Amount and Terms. There is hereby authorized and established pursuant, to Section 301 of the Indenture, a series of Securities designated as the “9.500% Senior Notes due 2014,” with such series guaranteed by the Guarantor pursuant to the Indenture.

(a) The 9.500% Senior Notes due 2014, and the related Guarantee, shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Indenture and this Second Supplemental Indenture (including the form of Security set forth in Exhibit A-1 hereto and the form of Guarantee set forth in Exhibit A-2 hereto). Subject to Section 203 hereof, the aggregate principal amount of the 9.500% Senior Notes due 2014 which may initially be authenticated and delivered under this Second Supplemental Indenture shall not, except as permitted by the provisions of the Indenture, exceed $655,000,000.

Section 202. Optional Redemption. The Company may, at its option, elect to redeem any or all of the outstanding Senior Notes, in whole or in part, at any time and from time to time, upon not less than 30 nor more than 60 days’ prior written notice mailed by first-class mail to the registered address of each Holder of the Senior Notes, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Senior Notes to be redeemed, or (2) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the Redemption Date) from the Redemption Date to the date of Maturity, discounted to the Redemption Date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Adjusted Treasury Rate (as defined below) plus 50 basis points. Interest will cease to accrue on the Senior Notes or portions of the Senior Notes called for redemption on and after the Redemption Date and the Company will pay accrued and unpaid interest on the principal amount of the Senior Notes being redeemed to the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of the Reference Treasury Dealer Quotations so received.

“Quotation Agent” means J.P. Morgan Securities Inc.

“Reference Treasury Dealer” means (i) each of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers selected by the Quotation Agent.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

Section 203. Additional Issuances. The Company may, at any time, without the consent of the Holders of the Senior Notes, issue additional Senior Notes of the same series having the same ranking and the same interest rate, maturity and other terms as any of the existing Senior Notes. Any additional Senior Notes having such similar terms, together with the existing Senior Notes, may constitute a single series of Senior Notes under the Indenture and this Second Supplemental Indenture. No additional Senior Notes may be issued if an Event of Default under the Indenture has occurred and is continuing with respect to the Senior Notes.

Section 204. Tax Considerations for Holders. The Company may request at any time from Holders of Senior Notes who are “United States persons” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), to provide a properly completed and duly executed U.S. Internal Revenue Service Form W-9 (or valid substitute form) and from Holders of Senior Notes who are not “United States persons” within the meaning of Section 7701(a)(30) of the Code to provide a properly completed and duly executed U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (or valid substitute form). Any such request must be complied with by such Holder or Holders within 30 days’ of the receipt thereof, such request to be made in writing and mailed by first-class mail to the registered address of such Holder or Holders. If a form previously delivered pursuant to this Section 204 expires or becomes obsolete, or if there is a change in circumstances requiring a change in the form previously delivered, the Holder that previously delivered such form shall deliver a new, properly completed and duly executed form on or before the date that the previously delivered form expires or becomes obsolete or promptly after the change in circumstances occurs.

Section 205. Additional Amounts.

All payments made by the Company, the Guarantor or a successor of either of them (each a “Payor”) on the Senior Notes in respect of interest or principal shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)	any jurisdiction from or through which payment on the Senior Notes or the Guarantee is made in respect of interest or principal, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(2)	any other jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clauses (1) and (2), a “Relevant Taxing Jurisdiction”), shall at any time be required from any payments made with respect to the Senior Notes in respect of interest or principal, the Payor shall pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each beneficial owner of the Senior Notes or the Guarantee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable with respect to:

(1)

any Taxes that would not have been so imposed but for the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant beneficial owner, if the relevant beneficial owner is an estate, nominee, trust or corporation) and the Relevant Taxing Jurisdiction (including the beneficial owner being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than by the mere ownership or holding of such note or enforcement of rights thereunder or under the Guarantee or the receipt of payments in respect thereof;

(2)	any Taxes that would not have been so imposed if the beneficial owner had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant beneficial owner at that time has been notified by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made);

(3)	any note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the beneficial owner (except to the extent that the beneficial owner would have been entitled to Additional Amounts had the note been presented during such 30 day period);

(4)	any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest, on the Senior Notes or under the Guarantee;

(5)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(6)	any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to European Council Directive 2003/48/ EC on the taxation of savings or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

(7)	any Taxes which could have been avoided by the presentation (where presentation is required) of the relevant note to another Paying Agent in a member state of the European Union.

Such Additional Amounts shall also not be payable where, had the beneficial owner of the note been the Holder of the note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.

The Payor shall (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor shall use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and shall provide such certified copies to each Holder. The Payor shall attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Senior Notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the Senior Notes. Copies of such documentation shall be available for inspection during ordinary business hours at the office of the Trustee by the Holders of the Senior Notes upon request and shall be made available at the offices of the Paying Agent.

At least 30 days prior to each date on which any payment under or with respect to the Senior Notes or the Guarantee is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Payor shall be obligated to pay Additional Amounts with respect to such payment, the Payor shall deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts shall be payable, the amounts so payable and shall set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officers’ Certificate addressing such matters.

If the Payor conducts business in any jurisdiction (an “Additional Taxing Jurisdiction”) other than a Relevant Taxing Jurisdiction and, as a result, is required by the law of such Additional Taxing Jurisdiction to deduct or withhold any amount on account of taxes imposed by such Additional Taxing Jurisdiction from payments under the Senior Notes or the Guarantee, as the case may be, which would not have been required to be so deducted or withheld but for such conduct of business in such Additional Taxing Jurisdiction, the Additional Amounts provision described above shall be considered to apply to such Holders or beneficial owners as if references in such provision to “Taxes” included taxes imposed by way of deduction or withholding by any such Additional Taxing Jurisdiction (or any political subdivision thereof or taxing authority therein).

Wherever in the Indenture, the Senior Notes or the Guarantee there are mentioned, in any context:

(1)	the payment of principal,

(2)	purchase prices in connection with a purchase of Senior Notes,

(3)	interest, or

(4)	any other amount payable on or with respect to the Senior Notes or the Guarantee,

such reference shall be deemed to include payment of Additional Amounts as described under this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor shall pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any Senior Notes or any other document or instrument referred to therein (other than a transfer of the Senior Notes), or the receipt of any payments with respect to the Senior Notes or the Guarantee, excluding any such taxes, charges’ or similar levies imposed by any jurisdiction other than the jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Senior Notes, the Guarantee or any other such document or instrument following the occurrence of any Event of Default with respect to the Senior Notes.

The foregoing obligations shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Section 206. Interest Rate Adjustment.

The interest rate payable on the Senior Notes will be subject to adjustment from time to time if either Moody’s or S&P or, in either case, any substitute rating agency (as defined below) downgrades (or downgrades and subsequently upgrades) the debt rating assigned to the Senior Notes, in the manner described below.

“Substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

If the rating from Moody’s (or any substitute rating agency) of the Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Senior Notes shall increase such that it shall equal the interest rate payable on the Senior Notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage Points
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent rating of any substitute rating agency.

If the rating from S&P (or any substitute rating agency) of the Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Senior Notes shall increase such that it shall equal the interest rate payable on the Senior Notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage Points
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent rating of any substitute rating agency.

If at any time the interest rate on the Senior Notes has been adjusted upward as a result of a decrease in a rating by either Moody’s or S&P (or, in either case, a substitute rating agency), as the case may be, and subsequently such rating agency increases its rating of the Senior Notes to any of the threshold ratings set forth above, the interest rate on the Senior Notes shall be decreased such that the interest rate for the Senior Notes shall equal the interest rate payable on the Senior Notes on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If Moody’s (or any substitute rating agency) subsequently increases its rating of the Senior Notes to Baa3 (or its equivalent, in the case of a substitute rating agency) or higher, and S&P (or any substitute rating agency thereof) increases its rating to BBB- (or its equivalent, in the case of a substitute rating agency) or higher, the interest rate on the Senior Notes shall be decreased to the interest rate payable on the Senior Notes on the date of their issuance. In addition, the interest rates on the Senior Notes shall permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the Senior Notes become rated A3 and A- (or the equivalent of either such rating, in the case of a substitute rating agency) or higher by Moody’s and S&P (or, in either case, a substitute rating agency), respectively (or one of these ratings if the Senior Notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency), shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the interest rate for the Senior Notes be reduced to below the interest rate payable on the Senior Notes on the date of their issuance or (2) the total increase in the interest rate on the Senior Notes exceed 2.00% above the interest rate payable on the Senior Notes on the date of their issuance.

No adjustments in the interest rate of the Senior Notes shall be made solely as a result of a rating agency ceasing to provide a rating of the Senior Notes. If at any time Moody’s or S&P ceases to provide a rating of the Senior Notes for a reason beyond our control, the Company shall use its commercially reasonable efforts to obtain a rating of the Senior Notes from a substitute rating agency, to the extent one exists, and if a substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the Senior Notes pursuant to the tables above, (1) such substitute rating agency shall be substituted for the last rating agency to provide a rating of the Senior Notes but which has since ceased to provide such rating, (2) the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt shall be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (3) the interest rate on the Senior Notes shall increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Senior Notes on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (2) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as only one of Moody’s or S&P provides a rating of the Senior Notes and no substitute rating agency is offered to replace the other rating agency, any subsequent increase or decrease in the interest rate of the Senior Notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a substitute rating agency provides a rating of the Senior Notes, the interest rate on the Senior Notes shall increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Senior Notes on the date of their issuance. If Moody’s or S&P either ceases to rate the Senior Notes for reasons within the Company’s control or ceases to make a rating of the Senior Notes publicly available for reasons within the Company’s control, the Company shall not be entitled to obtain a rating from a substitute rating agency and the increase or decrease in the interest rate of the Senior Notes shall be determined in the manner described above as if either only one or no rating agency provides a rating of the Senior Notes, as the case may be.

Any interest rate increase or decrease described above shall take effect on the next Business Day after the rating change has occurred.

If the interest rate payable on the Senior Notes is increased as described above, the term “interest,” as used with respect to the Senior Notes, shall be deemed to include any such additional interest unless the context otherwise requires.

If any rating agency decreases or increases its rating of the Senior Notes resulting in an adjustment to the per annum interest rate on the Senior Notes pursuant to this Section 206, the Company shall notify the Trustee of such rating decrease or increase and interest rate adjustment and the date such interest rate is effective no later than the earlier to occur of (a) the Business Day prior to the next interest payment date following public announcement of such rating decrease or increase and (b) the fifth Business Day following public announcement of such rating decrease or increase, although the failure to give such notice shall not constitute a Default or Event of Default hereunder.

Section 207. Additional Default.

In accordance with Section 9.01(3) of the Indenture, Section 5.01 is amended solely with respect to the Senior Notes by adding the following subsection:

(8) Consummation of the proposed reorganization specified in IR Limited’s Proxy Statement on Schedule 14A for the Special Court Ordered Meeting, filed with the Commission on March 30, 2009 (the “Reorganization”) without execution of a supplemental indenture effective as of the effective date of the Reorganization, adding as a guarantor of the Senior Notes under the Indenture Ingersoll-Rand plc, an Irish company, or any other Person described as an intended guarantor of the Senior Notes under “About Us—Reorganization” in the Company’s final prospectus supplement dated March 31, 2009, relating to the Senior Notes, to the extent such person becomes a guarantor in respect of the Company’s 4.50% Exchangeable Senior Notes due 2012.

Section 208. Amendments or Supplements Without Consent of Holders. In addition to any permitted amendment or supplement to the Indenture pursuant to Section 901 of the Indenture, the Company, the Guarantor and the Trustee may amend or supplement the Senior Notes without notice to or the consent of any Holder of the Senior Notes:

(15) to conform this Second Supplemental Indenture and the form or terms of the Senior Notes to the section entitled “Description of Notes” as set forth in the final prospectus supplement related to the offering and sale of the Senior Notes dated March 31, 2009; or

(16) to add guarantees with respect to the Senior Notes.

ARTICLE THREE

MISCELLANEOUS

Section 301. Execution as Supplemental Indenture. This Second Supplemental Indenture is hereby executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Second Supplemental Indenture forms a part thereof.

Section 302. Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Second Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provisions shall control.

Section 303. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 304. Separability. In case any provision in this Second Supplemental Indenture or in any Senior Note or related Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 305. The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Second Supplemental Indenture, or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

Section 306. Governing Law. This Second Supplemental Indenture, the Senior Notes and the related Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

Section 307. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 308. Additional Guarantors. If at any time there is more than one Guarantor in respect of the Senior Notes, then each such Guarantor shall be deemed to Guarantee the Senior Notes jointly and severally with each other such Guarantor, and any reference in the Indenture and this Second Supplemental Indenture to “the Guarantor” shall be deemed to be a reference to each such Guarantor.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, as the Company

By:	/s/ David S. Kuhl
	Name:	David S. Kuhl
	Title:	Vice President and Treasurer

INGERSOLL-RAND COMPANY LIMITED, as Guarantor

By:	/s/ Patricia Nachtigal
	Name:	Patricia Nachtigal
	Title:	Senior Vice President and General Counsel

By:	/s/ Barbara A. Santoro
	Name:	Barbara A. Santoro
	Title:	Vice President and Secretary

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Raymond Delli Colli
	Name:	Raymond Delli Colli
	Title:	Vice President

Second Supplemental Indenture – Senior Note

EXHIBIT A-1

Form of 9.500% Senior Notes due 2014

No.	$	[	]
CUSIP No. 45687A AE2

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, a company duly organized and existing under the laws of Bermuda (herein called the “Company”, which term includes any successor company under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[                ] ([                ] DOLLARS) on April 15, 2014, and to pay interest thereon from April 3, 2009 (the “Original Issue Date”), or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on April 15 and October 15 in each year, commencing October 15, 2009, at the rate per annum provided in the title hereof, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Interest shall be computed on the basis of a year of twelve 30-day months.

Payment of the principal of (and premium, if any, on) and interest, if any, on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in coin or currency of the United States of America, provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

A-1-1

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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A-1-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED

By:

A-1-3

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: April     , 2009

WELLS FARGO BANK, N.A., as Trustee

By:
Authorized Signatory

A-1-4

(Reverse of Note)

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED

9.500% Senior Notes Due 2014

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of August 12, 2008, as supplemented (herein called the “Indenture”), among the Company, Ingersoll-Rand Company Limited (herein called the “Guarantor”, which term includes any successor guarantor under the Indenture) and Wells Fargo Bank, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

The Securities of this series are subject to redemption upon not less than 30 or more than 60 days’ notice by mail to the Holders of such Securities at their addresses in the Security Register for such series, at any time, as a whole or in part, at the election of the Company, at a Redemption Price equal to the greater of:

(i) 100% of the principal amount of the Securities to be redeemed, or

(ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (not including any portion of payments of interest accrued as of the Redemption Date) from the Redemption Date to the date of Maturity, discounted to the Redemption Date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at a discount rate equal to the Adjusted Treasury Rate (as defined below) plus 50 basis points.

Interest will cease to accrue on the Securities or portions of the Securities called for redemption on and after the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of the Reference Treasury Dealer Quotations so received.

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“Quotation Agent” means J.P. Morgan Securities Inc.

“Reference Treasury Dealer” means (i) each of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers selected by the Quotation Agent.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Securities of this series are subject to redemption upon the occurrence of a Change of Control Triggering Event. Unless the Company has exercised its right to redeem this Security in full as described above, the Indenture provides that each Holder of the Securities of this series will have the right to require the Company to purchase all or a portion of such Holder’s Securities of this series pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of Securities of this series on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of the Securities of this series, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders electing to have Securities purchased pursuant to a Change of Control Offer will be required to surrender their Securities, with the form below entitled “Option of Holder to Elect Purchase” completed, to the paying agent at the address specified in the notice, or transfer their Securities to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

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On the Change of Control Payment Date, the Company will, to the extent lawful:

1.	accept for payment all Securities of this series (or portions of Securities of this series) properly tendered pursuant to the Change of Control Offer;

2.	deposit with the paying agent an amount equal to the aggregate payment in respect of all Securities of this series (or portions of Securities of this series) properly tendered pursuant to the Change of Control Offer; and

3.	deliver or cause to be delivered to the Trustee the Securities of this series properly accepted for purchase, together with an officer’s certificate stating the aggregate principal amount of Securities of this series (or portions of Securities of this series) being purchased.

The paying agent will promptly mail to each Holder of properly tendered Securities the purchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each such Holder new Securities equal in principal amount to any unpurchased portion of any Securities surrendered; provided, that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 thereof.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all properly tendered Securities of this series not withdrawn under its offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Securities of this series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities of this series, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities of this series by virtue of such conflict.

For purposes of the Change of Control Offer provisions of the Securities, the following terms will be applicable:

“Below Investment Grade Rating Event” means the Securities of this series cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the Trigger Period.

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“Change of Control” means the occurrence of any one of the following:

1.	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than to the Guarantor or one of its subsidiaries;

2.	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Guarantor, or other Voting Stock into which the Voting Stock of the Guarantor is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

3.	the first day on which the majority of the members of the board of directors of the Guarantor cease to be Continuing Directors;

4.	the Guarantor consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Guarantor or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Guarantor outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

5.	the adoption of a plan relating to the liquidation or dissolution of the Guarantor; or

6.	the failure of the Guarantor to own, directly or indirectly, at least 51% of the Voting Stock of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Guarantor immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Guarantor who: (1) was a member of such board of directors on the date of the issuance of the Securities of this series; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

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“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means (1) a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); (2) a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and (3) a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company’s and the Guarantor’s control, a “nationally recognized statistical rating organization,” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for Moody’s, S&P or Fitch, or any of them, as the case may be, with respect to making a rating of the Securities of this series.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by the Guarantor of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the Securities of this series is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Securities of this series below Investment Grade or (y) publicly announces that it is no longer considering the Securities of this series for possible downgrade; provided, that no such extension will occur if on such 60th day the Securities of this series are rated Investment Grade not subject to review for possible downgrade by any Rating Agency).

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Indenture contains provisions for defeasance of (a) the entire indebtedness of this Security and (b) certain restrictive covenants upon compliance by the Company with certain conditions set forth therein.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

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The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time Outstanding of all series to be affected, on behalf of the Holders of all Securities of such series, to waive compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest, if any, on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any, on) and interest, if any, on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse for the payment of the principal of (and premium, if any, on) or interest, if any, on this Security or the Guarantee endorsed hereon, or for any claim based hereon or thereon or otherwise in respect hereof or thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Guarantor in the Indenture or in any indenture supplemental

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thereto, or in any Security or in the Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or the Guarantor or of any successor corporation, either directly or through the Company or the Guarantor or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

In the event that a provision of this Security conflicts with the Indenture, the terms of the Indenture will govern.

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Option of Holder to Elect Purchase

If you want to elect to have this Security purchased by the Company pursuant to Section 1108 of the Indenture, check the box below:

☐

If you want to elect to have only part of the Security purchased by the Company pursuant to Section 1108 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Tax Identification No.:

Signature Guarantee:**

**	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

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EXHIBIT A-2

Form of Guarantee to 9.500% Senior Notes due 2014

For value received, Ingersoll-Rand Company Limited, a company duly organized and existing under the laws of Bermuda (herein called the “Guarantor”, which term includes any successor Person under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby irrevocably and unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee for itself and on behalf of each such Holder the due and punctual payment of the principal of (and premium, if any, on) and interest on such Security and the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein, and all other amounts owed under the Indenture, all in accordance with and subject to the terms and limitations of the Security on which this Guarantee is endorsed and Article Thirteen of the Indenture. In case of the failure of Ingersoll-Rand Global Holding Company Limited, a company duly organized under the laws of Bermuda (herein called the “Company”, which term includes any successor Person under such Indenture), promptly to make any such payment of principal (and premium, if any) or interest or any such sinking fund or analogous payment, the Guarantor hereby agrees to cause any such payment to be made promptly when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company, subject to the terms and limitations of Article Thirteen of the Indenture.

If at any time there is more than one Guarantor in respect of the Senior Notes, then (i) each such Guarantor shall be deemed to Guarantee the Senior Notes jointly and severally with each other such Guarantor, and (ii) any reference in the Indenture to “the Guarantor” shall be deemed to be a reference to each such Guarantor.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security shall have been manually executed by or on behalf of the Trustee under such Indenture.

All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.

THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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Executed and dated the date on this 3rd day of April, 2009.

INGERSOLL-RAND COMPANY LIMITED

By
Name:
Title:
[seal]

By:
Name:
Title:

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